Exhibit 21.1

List of Subsidiaries of Vertis, Inc.

As of December 31, 2005

Vertis Receivables, LLC

Vertis Receivables II, LLC

Enteron Group, LLC

Laser Color Tech Mexico, S.A. de C.V.

Webcraft, LLC

Webcraft Chemicals, LLC

Vertis Digital Services Limited

Vertis Mailing, LLC

Vertis Fragrance SARL (France)